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Exhibit 99D

Exhibit A

LIMITED LIABILITY COMPANY AGREEMENT

OF

HIS HOLDING, LLC

As of April 6, 2004

LIMITED LIABILITY COMPANY AGREEMENT
OF
HIS HOLDING, LLC

        This Limited Liability Company Agreement (the "Agreement") of HIS Holding, LLC, is entered into by one or more persons named as members on Annex A hereto (the "Members"), as of March 27, 2004, and may be further amended as provided in Sections 15 and 19, for example to reflect the addition of further Members from time to time.

        The Members hereby form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the "Act"), pursuant to this Agreement and the Certificate of Formation which has been filed with the Secretary of State of the State of Delaware in connection with the execution of this Agreement, and hereby agree as follows:

        1.    Name.    (a) The name of the limited liability company formed hereby is HIS Holding, LLC (the "LLC"). The business of the LLC may be conducted under any other name deemed necessary or desirable by the Manager (as defined below).

          (b)    The Members hereby agree to form the LLC as a limited liability company pursuant to the provisions of the Act and of this Agreement. The rights, duties and liabilities of the Members and the Manager shall be as provided in the Act for members and managers except as provided herein.

        2.    Purpose.    (i) The LLC is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the LLC is, holding debt instruments and/or shares in MAI Systems Corporation or any successor thereto ("MAI"), and engaging in any and all activities necessary or incidental to the foregoing. The LLC shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein.

          (b)   The LLC may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may in the opinion of the Manager be necessary or advisable to carry out the objectives and purposes of the LLC.

        3.    Registered Office; Registered Agent.    The address of the registered office of the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

        4.    Principal Office.    The principal office address of the LLC shall be HIS Holding, LLC, 6922 Hollywood Boulevard, Suite 900, Hollywood, California 90028, or such other place as the Manager may determine from time to time.

        5.    Members.    The name, mailing address and percentage interest in the LLC of each of the Members is as set forth on the signature pages and Annexes hereto. The Members hereby agree to be bound by the terms of this Agreement.

        6.    Powers.    The management of the LLC shall be vested exclusively in the Manager appointed pursuant to Section 7(a). The Members, in such capacity, shall have no part in the management of the LLC and shall have no authority or right to act on behalf of or bind the LLC in connection with any matter, except certain tax matters as deemed necessary or appropriate by the Manager. Each of Richard Ressler and James W. Dolan is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Certificate of Formation of the LLC (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the LLC to qualify to do business in any jurisdiction in which the LLC may wish to conduct business as well as such other agreements and instruments in connection with matters and transactions otherwise approved by the Manager on behalf of LLC with respect to conduct of its business.

        7.    Management.    (a) Management of the LLC shall be vested in one or more managers who shall be appointed by the Members. The Members hereby appoint Orchard Capital Corporation as the manager of the LLC (the "Manager"), and the Manager hereby accepts such appointment and agrees to be bound by the provisions of this Agreement. To the extent permitted by law, and except as otherwise provided in this Agreement, the Manager shall be authorized to act on behalf of and to bind the LLC in all respects, with full power of substitution, without any further consent, vote or approval of the Members, and the Manager's powers shall include, without limitation, the authority to negotiate, complete, execute and deliver any and all agreements, deeds, instruments, receipts, certificates and other documents on behalf of the LLC, and to take all such other actions on behalf of the LLC as the Manager may consider necessary or advisable in connection with the management of the LLC.

          (b)   Any Manager appointed pursuant to Section 7(a) may resign at any time upon written notice to the Members, and may be removed by unanimous action of the Members at any time upon written notice to the Manager.

          (c)   The Members agree that all determinations, decisions and actions made or taken by the Manager in accordance with this Agreement shall be conclusive and absolutely binding upon the LLC, the Members and their respective successors, assigns and personal representatives.

          (d)   Persons dealing with the LLC are entitled to rely conclusively upon the power and authority of the Manager as herein set forth.

          (e)   The Manager is authorized to appoint officers of the LLC and to delegate to the officers responsibilities for the day to day business of the LLC.

        8.    Capital Contributions.    The Members have made or will make contributions to the capital of the LLC as set forth on Annex A hereto. The Members shall have no obligation to make any additional capital contributions to the LLC.

        9.    Additional Contributions.    With the approval of the Manager, the Members may make such additional capital contributions to the LLC as they may deem necessary or advisable in connection with the business of the LLC. However, any additional capital contributions that would have the effect of altering the percentage interests of the Members, shall be subject to the same approvals as specified in Section 15 in the case of the admission of additional Members to the LLC.

        10.    Capital Accounts.    The LLC shall maintain for each Member a capital account in accordance with this Section 10 and in accordance with the rules of Treasury Regulation Section 1.704-l(b)(2)(iv). Each Member's capital account shall have an initial balance equal to the amount of cash constituting such Member's initial contribution to the capital of the LLC. Each Member's capital account shall be increased by the sum of (a) the amount of cash or other property constituting additional contributions by such Member to the capital of the LLC, plus (b) any profits allocated to such Member's capital account pursuant to Section 11. Each Member's capital account shall be reduced by the sum of (a) the amount of cash and the fair value of any property distributed by the LLC to such Member, plus (b) any losses allocated to such Member's capital account pursuant to Section 11.

        11.    Allocation of Profits and Losses.    The LLC's profits and losses shall be allocated among and credited to the capital accounts of the Members giving effect to each Member's percentage interest in the LLC as set forth on Annex B hereto and in a manner consistent with the distribution provisions in Section 12 hereof.

        12.    Distributions.    (k) Each Member shall be entitled to a preferred return on its capital contributions to the LLC at a rate of ten percent (10%) per annum compounded daily (the "preferred return"). No Member shall have the right to distributions or the return of any contribution to the capital of the LLC except (A) for distributions in accordance with this Section 12 or (B) upon dissolution of the LLC. To the fullest extent permitted by the Act, no Member shall be liable for the return of any such amounts. The LLC shall not make a distribution to a Member if such distribution would violate Section 18-607 of the Act.

          (b)   Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Manager.

          (c)   Distributions (including distributions upon the dissolution of the LLC) will be made in the following amounts and orders of priority:

            (i)    To each of the Members in proportion to their respective percentage interests (but without regard to any over-rides) in the LLC as set forth in Annex B hereto, until they have each received a return of all their capital contributions plus the preferred return thereon as set forth in Section 12 (a) above.

            (ii)   Thereafter, all remaining distributions shall be made to each of the Members in proportion to their respective percentage interests (including any over-rides if the conditions to over-rides are met) in the LLC as set forth in Annex B hereto.

        13.    Fiscal Year; Tax Matters.    (a) The Fiscal Year of the LLC for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the LLC's formation and termination and as otherwise required by the Internal Revenue Code of 1986, as amended (the "Code").

          (b)   Proper and complete records and books of account of the business of the LLC shall be maintained at the LLC's principal place of business. Each of the Members acknowledges and agrees that the LLC is intended to be classified and treated as a partnership for federal income tax purposes. The LLC's books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the LLC's United States federal income tax return. Each Member and its duly authorized representatives may, for any reason reasonably related to its interest as a Member of the LLC, examine the LLC's books of account and make copies and extracts therefrom at its own expense. The Manager shall maintain the records of the LLC for three years following the termination of the LLC. The Manager or its designee shall be the Tax Matters Partner of the LLC, provided that the Manager shall have the right to vary the appointment of the Tax Matters Partner from time to time.

        14.    Assignments and Transfers of Interests.    A Member may transfer all or any portion of its interest in the LLC to any person at any time with the consent of the Manager; which consent will not unreasonably be withheld; provided, however, that no Member may transfer all or any portion of its interest if such transfer creates any risk that the LLC might be treated as a "publicly traded partnership" within the meaning of Section 7704 of the Internal Revenue Code. Each Member acknowledges that its membership interest (percentage interest) in the LLC has been offered and sold pursuant to an exemption from registration under the Securities Act of 1933 (the "Securities Act") and exemptions from qualification under the securities laws of the applicable states for transactions not involving any public offering. Each Member is acquiring such interest for such Member's own account for investment purposes only, and not with a view to the sale or distribution of any securities in violation of the Securities Act or other applicable securities laws. Each Member understands that such Member may not offer, sell or otherwise dispose of any interest in the LLC except pursuant to registration under the Securities Act and other applicable securities laws or pursuant to an exemption therefrom. Without limitation to the first sentence of this Section, the Manager may enforce compliance with these requirements by withholding its consent to any transfer that appears to be unlawful.

        15.    Admission of Additional Members.    One (1) or more additional members may be admitted to the LLC with the approval of the Manager and a majority in ownership interest of the Members.

        16.    Liability of Members.    The Members shall not have any liability for the obligations or liabilities of the LLC except to the extent provided in the Act.

        17.    Dissolution.    (a) Subject to the occurrence of an event of dissolution pursuant to Section 17(b), the LLC shall have perpetual existence.

          (b)   The LLC shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the approval of dissolution by the Manager, (ii) the unanimous written consent of the Members, (iii) the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the LLC, including the disposition of all or a portion of a Member's interest in the LLC without the prior consent of the Manager, unless the business of the LLC is continued by the consent of all of any remaining Members of the LLC within 90 days following the occurrence of any such event or in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

        18.    Indemnification.    To the full extent permitted by law, the LLC shall (a) indemnify any person or such person's heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives or assigns who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a member, manager, director, officer, employee, tax matters partner or agent of the LLC or is or was serving at the request of the LLC or its Manager as a member, manager, director, officer, employee, tax matters partner or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign, against expenses, attorneys' fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding and (b) advance expenses incurred by a member (including a member acting as tax matters partner), manager, officer or director in defending and/or investigating such civil or criminal action, suit or proceeding to the full extent authorized or permitted by the laws of the State of Delaware. The Manager shall have no personal liability to the LLC or its Members for monetary damages for breach of fiduciary duty as a manager; provided, however, that the foregoing provision shall not eliminate the liability of the Manager for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the Manager derived an improper personal benefit.

        19.    Amendments.    Any amendments to this Agreement shall be in writing signed by the Members and by any Manager or Managers.

        20.    Governing Law.    This Agreement is governed by, and shall be construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws. The Members intend the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

        IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the day first above written.

Manager: ORCHARD CAPITAL CORPORATION
By:	/s/ RICHARD S. RESSLER Name: Richard S. Ressler Title: President

Members:

Canyon Capital Advisors, LLC
By:	/s/ JOSH FRIEDMAN Managing Partner	/s/ RICHARD S. RESSLER Name: Richard S. Ressler
	/s/ JAMES W. DOLAN Name: James W. Dolan	/s/ W. BRIAN KRETZMER Name: W. Brian Kretzmer

        EXECUTION IN COUNTERPARTS: This Agreement may be executed in one or more counterparts, any of which shall be considered an original for all purposes. It is further agreed that facsimile signatures shall acceptable to the parties and shall be considered as original signatures for all purposes

ANNEX A

CONTRIBUTIONS

Name and Address of Member		Contribution
1.	Richard S. Ressler 6922 Hollywood Blvd., Suite 900 Los Angeles, CA 90028 Tel: (323) 860-9500	$750,000
2.	Canyon Capital Advisors, LLC 9665 Wilshire Blvd., Suite 200 Beverly Hills, CA 90012 Tel: (310) 858-4219	$750,000
3.	James W. Dolan 19232 Jasper Hill Road Trabuco Canyon, CA 92679 Tel: (949) 888-5266	$250,000
4.	W. Brian Kretzmer 24 Wakonda Dove Canyon, CA 92679 Tel: (949) 589-3445	$250,000

Total		$2,000,000

ANNEX B

PERCENTAGE INTEREST

Name and Address of Member		Percentage Interest before over-rides	Over-ride Percentage(1)	Adjusted Percentage Interest(1)(2)
1.	Richard S. Ressler 6922 Hollywood Blvd., Suite 900 Los Angeles, CA 90028 Tel: (323) 860-9500	37.5%		30%
2.	Canyon Capital Advisors, LLC 9665 Wilshire Blvd., Suite 200 Beverly Hills, CA 90012 Tel: (310) 858-4219	37.5%		30%
3.	James W. Dolan 19232 Jasper Hill Road Trabuco Canyon, CA 92679 Tel: (949) 888-5266	12.5%	10%	20%
4.	W. Brian Kretzmer 24 Wakonda Dove Canyon, CA 92679 Tel: (949) 589-3445	12.5%	10%	20%

Total		100.0%		100.0%

(1)
The over-rides will be applicable for the benefit of Mr. Dolan and/or Mr. Kretzmer only if, at the time of realization of profits from the LLC and the intended distribution thereof, (x) distributions have been made (or are then being made) to the Members representing the return of their capital contributions plus the compounded preferred return of 10% per annum, and (y) the person entitled to an over-ride remains as an employee of MAI, but who, if terminated without cause, shall be subject to Annex C (provided that either Mr. Dolan or Mr. Kretzmer may earn an over-ride without the other If the conditions to the over-ride are not met, as applicable to Mr. Dolan and/or Mr. Kretzmer, then such over-ride(s) will not be applicable.

(2)
The columns of the above table do not add across because each member is subject to deduction of a pro-rata share of the over-rides (based on their respective percentage interests before the over-rides). For example, Mr. Ressler is subject to deduction of 37.5% of the over-rides and Mr. Dolan is subject to deduction of 12.5% of the over-rides.

ANNEX C

TERMINATION WITHOUT CAUSE

        Should Mr. Dolan or Mr. Kretzmer be terminated without Cause prior to the dissolution of the LLC that individual would be entitled to participate in the over-ride and his respective over-ride percentage would apply to the value of the LLC's shareholding in MAI ("Future Value") on the date of his respective termination pursuant to Section 12 and Annex B. The individual's over-ride shall be calculated and capped at the date of termination, but shall not be distributed until the LLC is dissolved and profit realized.

        The "Future Value" shall be established by calculating 90% of either (a) the amount a willing third party buyer would pay for the LLC's shareholding in MAI within a ninety day period of termination, or (b) a valuation of the LLC's shareholding in MAI at that time performed by Marshall & Stevens, whichever is less.

        For purposes of the foregoing provisions, the provisions of Section 12 shall be applied in a hypothetical manner as of the time of termination to determine whether, on the assumption that the LLC were being liquidated and the LLC's net realizable economic interest in MAI, i.e. the Future Value, were being distributed under Section 12 (i.e. first to the Members until they have each received a return of all their capital contributions plus the preferred return, and thereafter in accordance with their respective percentage interests including any over-rides), any amount would be available as an over-ride at that time to the individual in question. The dollar amount so calculated as an over-ride for that individual shall become a cap on the amount that is subsequently to be distributed as an over-ride to that individual. The result of this provision is that appreciation after termination will not be available in the over-ride mechanism for a terminated employee, but appreciation through the termination date may be available under the above formula. The amount calculated under this Annex C shall be a cap and not a guaranteed amount, since any distributions will be made under Section 12 of the foregoing Agreement, and if there is subsequent depreciation, there may never be any over-rides.

        The events or conditions constituting Cause for termination in the 1993 Stock Option Plan of MAI pursuant to Article 6, section 6.2 as shown below, shall constitute "Cause" for the purpose of this Annex C.

Excerpt from ARTICLE VI of the 1993 Stock Option Plan for the Company:

6.2.
Termination for Cause. If an Optionee's position as an Employee of the Company or a Subsidiary is terminated for Cause, any Option theretofore granted to him shall expire and cease to be exercisable on the date notice of such termination is delivered to the Optionee. "Cause" shall mean (a) the willful and continued failure by an Optionee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Optionee by the Board, which demand specifically identifies the manner in which the Board believes that the Optionee has not substantially performed his duties, or (b) the willful engaging by the Optionee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Section 6.2, no act, or failure to act, shall be deemed "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

        However, it is further agreed that any termination by resignation of the employee, or as a result of death or disability or other circumstance not involving termination initiated by the employer, shall be excluded from the definition of termination without Cause.

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  Exhibit 99D
Exhibit A
LIMITED LIABILITY COMPANY AGREEMENT OF HIS HOLDING, LLC As of April 6, 2004
LIMITED LIABILITY COMPANY AGREEMENT OF HIS HOLDING, LLC
  ANNEX A
CONTRIBUTIONS
ANNEX B PERCENTAGE INTEREST
ANNEX C TERMINATION WITHOUT CAUSE